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Exhibit 11.01  -  Statement Re:   Computation of Earnings Per Share

                                                       Three Months Ended
                                                      May 2,         May 3,
                                                       1998           1997
                                                       ----           ----
(In Thousands, except per share data)

Average shares outstanding - Basic                    63,695         63,344
                                                   ---------      ---------
Effect of dilutive stock options -                       387            986
                                                   ---------      ---------
Average shares outstanding - Diluted                  64,082         64,330
                                                   =========      =========

Income before extraordinary charge and
  cumulative effect of change in accounting
  for pre-opening costs                            $   8,699      $  12,607
                                                   =========      =========

Net income                                         $   3,385      $   9,255
                                                   =========      =========

Income per share before extraordinary charge
  and cumulative effect of change in accounting
  for pre-opening costs
      Basic                                            $0.14          $0.20
      Diluted                                          $0.14          $0.20

Income per share
      Basic                                            $0.06          $0.15
      Diluted                                          $0.06          $0.14